Exhibit 99.1

Contact:	Brian E. Powers, Chairman and Chief Executive Officer HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216-541-8060	July 6, 2018 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED ACQUIRES CAD ENTERPRISES, INC.

CLEVELAND, OH, JULY 6, 2018. Hickok Incorporated (OTC Pink: HICKA) announced today that it has completed the purchase of CAD Enterprises, Inc. in Phoenix, Arizona. The transaction became effective as of July 1, 2018. The acquired business, which will continue to operate under the name CAD Enterprises, is an industry leader in precision aerospace manufacturing and machining.

The acquisition is expected to add more than $30 million in annual revenue to Hickok and be immediately accretive to earnings.

About Hickok Incorporated. Hickok Incorporated is a publicly-traded holding company serving diverse markets, including healthcare, aerospace, education, trucking and petrochemical.

Information about Forward Looking Statements. This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Actual results and events may differ significantly from those anticipated as a result of risks and uncertainties, including the company’s ability to successfully integrate the acquired CAD Enterprises business in a timely and cost-effective manner and add revenue from the CAD Enterprises business in the amounts and within the time frames currently anticipated, the impact on the company’s Industrial Hose and Commercial Air Handling segments and the impact on the company’s 2018 financial results of the previously announced divestiture of the Test and Measurement segment as well as the risks described from time to time in the company’s reports as filed with the Securities and Exchange Commission.

Investor Contact. Brian Powers, Chairman and Chief Executive Officer, 216-496-3238